EXHIBIT 10.1

Amendment to Daniel J. Blount’s Employment Agreement

This Amendment is intended to supplement and not to supersede the Employment Agreement dated November 5, 2009 between Graphic Packaging International, Inc. (the “Company”) and Daniel J. Blount (“Executive”). To the extent there is any conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment will govern.

The following Paragraphs of the Employment Agreement are hereby replaced, in their entirety, as follows:

2(a)    Term of Employment. Employer shall continue to employ Executive through and until March 1, 2015 (“Employment Period”), at which point Executive plans to retire.

2(b)    Position and Responsibilities. Between the effective date of this Agreement and December 31, 2014, Executive shall continue to serve as Chief Financial Officer of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Chairman, President and Chief Executive Officer of Employer specifies from time to time. Effective January 1, 2015, Executive shall serve as a Special Advisor focusing on all remaining financial matters related to the 2014 fiscal year. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such positions, except for (i) vacation time as set forth in Section 6(b) and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder or otherwise violate Employer’s code of conduct or similar policies, (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities, subject to the provisions of Section 9, and the fulfillment of civic responsibilities and (B) such reasonable time as may be necessary from time to time for personal matters. If so elected or designated by the respective shareholders thereof, Executive shall serve as a member of the Boards of Directors of GPHC, Employer and their respective Affiliates during the Employment Period without additional compensation.

7(k)    Payments and Benefits Upon Termination of this Agreement due to Expiration of     Executive’s Employment Period.

(i)
In consideration for Executive’s agreement to this Amendment and subject to Section 7(f)(iii), upon the expiration of Executive’s Period of Employment pursuant to Section 2(a), Employer shall pay to Executive the compensation and benefits as outlined below, on the same schedule as outlined in his employment agreement (if applicable):

(A)	one (1) year’s Base Salary;

(B)
the full amount of incentive compensation Executive earned for the 2014 calendar year, pursuant to Employer’s Management Incentive Plan payable no later than March 1, 2015, assuming approval of the financial results by the Compensation Committee;

(C)
an amount equal to the product of (1) the amount of incentive compensation that would have been payable to Executive for the 2015 calendar year, if Executive had remained employed for the entire calendar year and assuming that all applicable performance criteria had been achieved at target levels, multiplied by (2) a fraction, the numerator of which is equal to the number of days in 2015, through and including the Date of Termination; and the denominator of which is 365 (such product, the “Pro Rata Bonus”), except as otherwise provided in Section 7(f)(ii)(B) below if applicable.;

(D)	a one-time, lump sum payment of $1,000,000.00, payable as soon as administratively feasible following March 1, 2015;

(E)	Continued health care benefits as provided pursuant to Section 7(f)(v)-
(vii).

All payments made pursuant to this Section 7(k) supersede the provisions of Employer’s Management Incentive Plan. In addition, payments made pursuant to Section 7(k)(i)(A) and (C) shall be made subject to and as provided in Sections 7(f)(iii) and 7(f)(iv).

All other terms and conditions of the Employment Agreement (except as specifically modified above), remain in full force and effect.

IN WITNESS WHEREOF this Amendment has been entered into with an effective date of October 1, 2014.

Graphic Packaging International, Inc.

/s/ Carla J. Chaney
Carla J. Chaney
Senior Vice President, Human Resources

/s/ Daniel J. Blount
Daniel J. Blount
Senior Vice President and Chief Financial Officer